 Exhibit 10.7

THIS LINE OF CREDIT AGREEMENT (the “Agreement”) dated effective the 27th day of April 2026 (the “Effective Date”)

BETWEEN:

KAN WAN CHEN PTE LTD., a Singapore company limited by shares with its address at [***]

(hereinafter known as “Lender”)

AND:

ALR TECHNOLOGIES SG LTD. a Singapore company limited by shares with its registered address at 9 Raffles Place, #26-01, Singapore, 048619

(hereinafter known as “ALRT” or the “Borrower”)

(hereinafter referred to individually as a “Party” and together as “the Parties”).

WHEREAS:

A.	ALRT and the Lender are parties to a Loan Agreement dated September 6, 2022, as subsequently amended, whereby the Company has borrowed an aggregate amount of S$3,911,944, which remains unpaid and outstanding, along with accrued interest in addition to this amount;

B.	ALRT has received additional advances of S$1,844,625 as outlined in Schedule A from the Lender which are separate from the Loan Agreement (the “Initial Advances”).

C.	ALRT wishes to borrow additional amounts from the Lender to commercialize the GluCurve Pet CGM, fund production equipment, fund inventory purchases and provide working capital purposes and the Lender wishes to advance additional amounts to ALRT on the conditions outlined herein to an aggregate amount hereunder to S$4,700,000 (the “Borrowing Limit”).

NOW THEREFORE in consideration of the mutual covenants and agreements herein, the parties agree as follows:

1.	Principal Advances. The Borrower may request additional advances aggregating S$2,855,375 from the Lender in writing, as it requires from time to time for the purpose outlined in Recital C. Amounts advanced by the Lender to the Borrower hereunder are considered “Principal”. The Initial Advances are incorporated into the principal amount borrowed by the Borrower from the Lender. Amounts requested or advanced hereunder shall not exceed the Borrowing Limit unless approved by the Lender. The Lender reserves the right to refuse draw down for funds, or request additional supporting document, in their sole discretion.

2.	Interest.
a.	Amounts outstanding shall bear interest at the rate of 8% per annum. The Lender reserves the right to amend or adjust the interest rate, upon written notice, if their cost of borrowing increases. The Interest on the loan shall be paid monthly. At the end of each month, interest which is due, but unpaid shall be added to the outstanding principal amount of the loan and shall bear interest accordingly.
b.	Amounts advanced prior to the Effective Date as listed under Schedule A shall bear interest from the date of the advance.
c.	Notwithstanding, the parties agree that the accrued interest at the effective date is S$nil and that the Borrower has prepaid interest for April 2026 in the amount of S$13,500.
3.	Maturity Date. The principal amount and any unpaid accrued interest owing under this Agreement will be due on demand. The line of credit and its terms shall be reviewed annually at such date as determined by the Lender.
4.	Repayment Terms. The Borrower may repay the amounts owing hereunder to the Lender at its discretion from time to time, in part or in whole, prior to the Maturity Date without penalty. All payments shall be made to KWC at such place and in such manner as KWC shall designate in writing for such purpose. Each payment under this Agreement shall first be credited first against the payment of accrued and unpaid costs and expenses incurred pursuant to Section 9, second toward unpaid interest, and the remainder shall be credited against Principal.
5.	Security. The Borrower hereby pledges and charges to the Lender, and grants to the Lender a general security interest in and to all of the Borrower’s present and after-acquired assets, pari passu to existing general security interests issued by the Company to Sidney Chan and Christine Kan.
6.	Expenses.
a.	The Company shall bore any expenses incurred by the Lender in connection with the credit facilities. The Lender shall furnish the Company with a detailed listing of any expenses incurred, which shall be treated as a draw-down on the line of credit.
b.	The expenses incurred to date are listed in Schedule B. The Lender and the Borrower agree that these are Bonafide expenses and shall be added to the principal outstanding of the line of credit.

7.	Confidentiality.

a.	For purposes hereof, “Confidential Information” means all documents, software, reports, data, records, forms, tools, products, services, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by a Party from the other in the course of this Agreement, whether tangible or intangible and whether or not stored, compiled, or stored physically, electronically, graphically, in writing, or by any means now known or later invented. Confidential Information includes but is not restricted to records and information (i) that has been marked as proprietary or confidential; (ii) whose confidential nature has been made known by either Party; or (iii) that due to its character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the recipient at the time of disclosure; (ii) is or becomes publicly known through no wrongful act or failure of recipient; (iii) is independently developed by recipient without benefit of the other Party’s Confidential Information; or (iv) is received from a third party which is not under and does not thereby breach an obligation of confidentiality.

b.	Lender agrees to protect ALRT’s Confidential Information at all times and in the same manner as each protects the confidentiality of its own proprietary and confidential materials, but in no event with less than a reasonable standard of care. Lender shall not, except with respect to those of its employees with a need to know under this Agreement, use or disclose to any person, firm or entity any Confidential Information of the ALRT without ALRT’s express, prior written permission during the Term and for a period of three years thereafter; provided, however, that notwithstanding the foregoing, Lender may disclose Confidential Information of ALRT to the extent that it is required to be disclosed pursuant to a statutory or regulatory provision or court order.
8.	Default. This Agreement shall be in default by the Borrower in the event the Borrower (i) fails to pay the principal and interest when due hereunder; (ii) becomes bankrupt or insolvent; (iii) seeks creditor protection; makes a proposal to its creditors; makes a general assignment for the benefit of its creditors; or if a bankruptcy petition or receiving order is filed or made against it; or (iv) fails to maintain its existence; takes any proceedings in respect of liquidation of its assets; or if an order is made or a resolution passed or a petition is filed for its winding-up.
9.	Costs of Collection. If any default occurs on any payment due under this Agreement, the Borrower promises to pay all costs and expenses, including reasonable legal fees, incurred by Lender in collecting or attempting to collect the indebtedness under this Agreement, whether or not any action or proceeding is commenced. None of the provisions hereof and none of Lender’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Lender’s acceptance of any past due installments or by any indulgence granted by Lender to Borrower.

10.	Waiver of Notices. Borrower waives presentment, protest, demand, notice of protest, notice of dishonor or non-payment of this Agreement, and any and all other notices or matters of a like nature, and agrees that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Agreement or any delay or failure by Lender to exercise any rights hereunder.
11.	Waiver or Modification. No waiver or modification of any of the terms of this Agreement shall be valid or binding unless set forth in writing specifically referring to this Agreement and signed by the Lender and Borrower, and then only to the extent specifically set forth therein.
12.	Definitive Agreement. This Agreement constitutes the entire agreement of the Parties regarding this credit facility and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties. There are no representations, warranties, conditions, terms or collateral agreements, express, implied or statutory, between the Parties related to the subject matter of this Agreement except as expressly contemplated in this Agreement.

Notwithstanding, this Agreement shall not modify, amend or supersede the Loan Agreement between the Company and the Borrower, as amended.

13.	Further Assurances. Each Party will at all times after the execution of this Agreement, at the request of the other Party, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as the other Party may reasonably request in order to fully perform and carry out the terms and intent of this Agreement.
14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore.
15.	Dispute Resolution. The Parties agree that any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules (“SIAC Rules”) of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 10. The parties agree that any arbitration commenced pursuant to this Section 10 shall be conducted in accordance with the expedited procedure set out in Rule 5.2 of the SIAC Rules. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator.
16.	Severability. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.	Headings. The division of this Agreement and the recitals and headings are for convenience of reference only and will not affect the construction or interpretation hereof.

18.	Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) and by email to the respective Parties at the following addresses (or at such other address as notified by the respective Parties in advance):

If to ALRT:

Address: 9 Raffles Place, #26-01, Singapore, 048619

Attention: Mr. Sidney Chan

Email Address: sidney.chan@alrt.com

Telephone: 65 9275 0491

With a copy to

Attention: Ben Szeto

Email Address: ben.szeto@alrt.com

If to KAN WAN CHEN PTE. LTD.

Attention: Mrs. Christine Kan

Address:	[***]

Email Address: [***]

Telephone: [***]

19.	Binding Effect. This Agreement enures to the benefit of and binds the parties’ respective successors and permitted assigns.
20.	Costs. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.
21.	Execution. This Agreement may be executed in counterparts, which together shall be considered one and the same agreement and each of which shall be deemed an original. Counterparts may be executed and delivered by facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

ON BEHALF OF KAN WAN CHEN PTE. LTD.	ON BEHALF OF ALR TECHNOLOGIES SG LTD.

/s/ Christine Kan	/s/ Sidney Chan
Christine Kan	Sidney Chan
Director	Chief Executive Officer and Chairman of the Board of Directors

Schedule A

Advances to Effective Date

Date Advanced	Amount ($S)
July 11, 2025	600,000
September 13, 2025	150,000
October 13, 2025	744,625
March 16, 2026	350,000
1,844,625

Schedule B

Expenses Incurred by the Lender in Connection with providing the Line of Credit to the Borrower prior to the Effective Date

Description	Amount ($S)
Facility fee	42,000
Valuation fee	2,725
Legal fees	3,250